Exhibit 10.1

EXECUTION COPY

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BBV VIETNAM S.E.A. ACQUISITION CORPORATION,

BBV SUB, INC.

MIGAMI, INC.

AND

PHARMANITE, INC.

Dated as of February 27, 2010

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TABLE OF CONTENTS

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3.3	Authorization; Binding Agreement	23
3.4	Governmental Approvals	24
3.5	No Violations	24
3.6	SEC Filings and BBV Financial Statements	24
3.7	Absence of Undisclosed Liabilities	25
3.8	Compliance with Laws	26
3.9	Regulatory Agreements; Permits; Qualifications	26
3.10	Absence of Certain Changes	27
3.11	Taxes and Returns	27
3.12	Restrictions on Business Activities	28
3.13	Employee Benefit Plans	29
3.14	Employee Matters	29
3.15	Material Contracts	29
3.16	Litigation	29
3.17	Transactions with Affiliates	30
3.18	Investment Company Act	30
3.19	Books and Records	30
3.20	Finders and Investment Bankers	30
3.21	Information Supplied	30
3.22	Trust Account	31
3.23	Intellectual Property	31
3.24	Real Property	31
3.25	Environmental Matters	31
3.26	Insurance	31
3.27	Bankruptcy	32
3.28	OTCBB Quotation	32
3.29	Registration of the Common Stock, Units and the Warrants	32
3.30	Foreign Private Issuer	32
3.31	BBV Sub	33
ARTICLE IV COVENANTS		33
4.1	Conduct of Business of Migami	33
4.2	Access and Information; Confidentiality	34
4.3	No Solicitation	35
4.4	Stockholder Litigation	36
4.5	Conduct of Business of BBV	36
4.6	Market Standoff Agreement	37
4.7	Merger Consideration Lock Up.	37
4.7	Merger Consideration Lock Up.	37
4.7	Tax Indemnification of BBV by Migami.	37
ARTICLE V ADDITIONAL COVENANTS OF THE PARTIES		37
5.1	Notification of Certain Matters	37
5.2	Commercially Reasonable Efforts	38
5.3	Public Announcements	39
5.4	Public Filings	39
5.5	Reservation of Stock	40
5.6	BBV Stockholder Meeting and Warrantholder Meeting; Proxy	40
5.7	Directors and Officers of BBV	42
5.8	Hart-Scott-Rodino Filing	42

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5.9	Use and Disbursement of Trust Account	42
5.10	Tax Treatment	43
ARTICLE VI CONDITIONS		43
6.1	Conditions to Each Party’s Obligations	43
6.2	Conditions to Obligations of BBV and Migami Sub	44
6.3	Conditions to Obligations of Migami	45
6.4	Frustration of Conditions	47
ARTICLE VII TERMINATION AND ABANDONMENT		47
7.1	Termination	47
7.2	Effect of Termination	48
7.3	Fees and Expenses	49
7.4	Amendment	49
7.5	Waiver	49
ARTICLE VIII TRUST FUND WAIVER		50
8.1	Trust Account Waiver	50
ARTICLE IX MISCELLANEOUS		50
9.1	Survival	50
9.2	Notices	50
9.3	Binding Effect; Assignment	51
9.4	Governing Law; Jurisdiction	51
9.5	Waiver of Jury Trial	52
9.6	Counterparts	52
9.7	Interpretation	52
9.8	Entire Agreement	52
9.9	Severability	53
9.10	Specific Performance	53
9.11	Third Parties	53
9.12	Headings	53

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Index of Defined Terms

Page

Acquisition Proposal	36
Action	11
Affiliate(s)	53
Agreement	1
Antitrust Laws	7
Articles of Incorporation	23
BBV	1
BBV Affiliate Transaction	31
BBV Amended and Restated Articles	41
BBV Common Stock	1
BBV Disclosure Schedule	22
BBV Financials	26
BBV Material Contracts	30
BBV Organizational Documents	23
BBV Permits	28
BBV SEC Reports	25
BBV Stockholder Meeting	41
Benefit Plan(s)	15
Business Day	53
Certificate of Merger	2
Closing	2
Closing Date	2
Consent	7
DE Secretary of State	2
Dropdown	1
Effective Time	2
Encumbrance	6
Enforceability Exceptions	7
Environmental Laws	19
ERISA	15
ERISA Affiliate	15
Escrow Agreement	32
Exchange Act	9
Final Migami Disclosure Schedules	5
Final Migami Financials	8
GAAP	6
Governmental Authority	7
Indebtedness	12
Indemnitees	38
Initial Migami Disclosure Schedules	5
Initial Migami Financials	8
Innovay	1
Intellectual Property	14
Knowledge	53

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Landlord Leases	17
Law	8
Laws	8
Leased Real Property	17
Leases	17
Licensed Intellectual Property	14
Lock-up Period	38
Material	49
Material Adverse Effect	6
Merger	1
Merger Consideration	3
Migami	1
Migami Affiliate Transaction	20
Migami Disclosure Schedules	5
Migami Financials	8
Migami Intellectual Property	14
Migami Material Contract	12
Migami Permits	11
Migami Real Property	17
Migami Sub	1
Migami Sub Shares	1
NDA	35
Off-the-Shelf Software Agreements	13
Order	11
OTCBB	33
Owned Real Property	17
Parties	1
Party	1
Permitted Encumbrances	17
Person	53
Prospectus	50
Proxy Matters	42
Proxy Statement	42
Registration Rights Agreement	47
Representatives	36
Required BBV Vote	24
Required Warrantholder Vote	42
Requisite Regulatory Approvals	39
SEC	9
Securities Act	25
Stock Purchase Agreements	32
Stockholder Matters	41
Subsidiaries	5
Subsidiary	5
Tax	16
Tax Returns	16
Tenant Leases	17
Trust Account	32

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Trust Agreement	32
Trustee	32
Units	23
Warrant Agreement	42
Warrant Restructure	42
Warrantholder Meeting	41
Warrantholder Proposal	42
Warrants	23

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MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of February 27, 2010 by and among, BBV Vietnam S.E.A. Acquisition Corporation, a Republic of the Marshall Islands corporation (“BBV”), BBV Sub, Inc., a Delaware corporation and wholly-owned subsidiary of BBV (“BBV Sub”), Migami, Inc., a Nevada corporation (“Migami”), and Pharmanite, Inc., a Delaware corporation and wholly-owned subsidiary of Migami (“Migami Sub”).  BBV, BBV Sub, Migami and Migami Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, BBV is a special purpose acquisition company formed to effect a business combination with an operating entity;

WHEREAS, in furtherance of the transactions contemplated by this Agreement, immediately prior and as a condition to the consummation of the Merger (as defined below), Migami intends to transfer all of its assets and liabilities of every nature whatsoever to Migami Sub (the “Dropdown”) ;

WHEREAS, following the Dropdown, Migami’s sole asset will consist of 100% of the issued and outstanding shares of common stock (the “Migami Sub Shares”) of Migami Sub, through which Migami will operate its pharmaceutical and cosmetics company;

WHEREAS, each of the Parties intends to effect the merger of Migami Sub with and into BBV Sub (the “Merger”), with Migami Sub continuing as the surviving company following the Merger, as a result of which all of the issued and outstanding Migami Sub Shares will automatically be exchanged into the right of Migami to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), as amended;

WHEREAS, as a result of the Merger, on the Closing Date (as hereinafter defined): (i) BBV Sub will be merged out of existence and (ii) Migami will own approximately 60% of the issued and outstanding shares of BBV, par value $0.0001 per share (“BBV Common Stock”) (without giving effect to the potential exercise by BBV’s public stockholders of their rights to convert their BBV Common Stock into the right to receive a portion of BBV’s Trust Account (as defined herein) or any related transactions);

WHEREAS, Innovay, Inc., a California corporation and the majority stockholder of Migami (“Innovay”), Migami, as the sole stockholder of Migami Sub, BBV, as the sole stockholder of BBV Sub, and the Boards of Directors of each of the Parties has approved this Agreement and the Merger and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of BBV and Migami; and

WHEREAS, the Board of Directors of BBV has resolved to recommend that its stockholders approve and adopt the Merger and the transactions contemplated by this Agreement.

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1         The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined herein), Migami Sub shall be merged with and into BBV Sub.  Upon consummation of the Merger, the separate existence of BBV Sub shall thereupon cease, and Migami Sub, as the surviving company in the Merger (the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of BBV.

1.2         The Closing.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing“) shall take place at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017 at 10:00 a.m. New York City time no later than the second Business Day (as defined herein) after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b)           Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of Delaware (the “DE Secretary of State”)  a certificate of merger in a customary form acceptable to BBV and Migami, but which shall implement the terms of this Agreement (the “Certificate of Merger”) , executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties hereto, in accordance with the DGCL and as specified in the Certificate of Merger.  The time when the Merger shall become effective is herein referred to as the “Effective Time.”  The Certificate of Merger shall change the name of the Surviving Company to a name designated by Migami.

(c)           From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Migami and BBV Sub, and all of the claims, obligations, liabilities, debts and duties of Migami and BBV Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

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1.3         Exchange of Securities.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Migami or Migami Sub, all of the Migami Sub Shares issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of NINE MILLION SEVEN HUNDRED SIX THOUSAND AND TWO HUNDRED FIFTY (9,706,250) shares of BBV Common Stock (the “Merger Consideration“).  At the Closing, the Merger Consideration shall be distributed to Migami as the sole stockholder of Migami Sub.

(b)           Each issued and outstanding share of common stock, par value $0.0001 per share, of BBV Sub shall be exchanged into one (1) issued and outstanding share of common stock of the Surviving Company, and all such Surviving Company common stock shall constitute the only outstanding common stock and common stock equivalents of the Surviving Company following the Effective Time.  From and after the Effective Time, any certificate representing the common stock of BBV Sub shall be deemed for all purposes to represent common stock of the Surviving Company into which such shares of common stock of BBV Sub represented thereby were exchanged in accordance with the immediately preceding sentence.

(c)           All Migami Sub Shares shall, by virtue of the Merger and without any action on the part of Migami, be automatically cancelled and shall cease to exist, and Migami shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

1.4         Tender and Payment.

(a)           Surrender of Certificates.  As soon as reasonably practicable after the Effective Time, Migami shall surrender the certificate(s) representing the 100% of the Migami Sub Shares to BBV, and promptly upon surrender thereof, BBV shall provide to Migami a certificate representing the Merger Consideration provided for herein, without interest.

(b)           Transfer Books; No Further Ownership Rights in the BBV Sub Common Stock.  At the Effective Time, the transfer books of BBV Sub shall be closed, and thereafter there shall be no further registration of transfers of BBV Sub common stock on the records of BBV Sub.  From and after the Effective Time, the BBV Sub common stock outstanding immediately prior to the Effective Time shall be cancelled and it shall cease to have any rights, except as otherwise provided for herein or by applicable Law (as defined herein).

1.5         Certificate of Incorporation and Governing Documents.  At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, the certificate of incorporation and the bylaws of Migami Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company.

1.6         Headquarters.  The headquarters of BBV following the Closing will be located at Migami’s current corporate offices in Woodland Hills, California.

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1.7           Directors and Officers .

(a)           At the Effective Time, the officers and directors of Migami Sub shall be the officers and directors of the Surviving Company.

(b)           At the Effective Time: (i) the officers of BBV shall be the officers set forth on Section 5.8 of the BBV Disclosure Schedules and (ii) the directors of BBV shall be the directors set forth in the Proxy Statement (as defined in Section 5.6), it being agreed that as a condition to Closing, all current directors and officers shall resign from the Board of Directors of BBV.

1.8           Certain Adjustments to BBV Capitalization.  If, between the date of this Agreement and the Effective Time, the outstanding BBV Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities occurs or is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to Migami the same economic effect as contemplated by this Agreement prior to such event.

1.9           Other Effects of the Merger.  The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.10         Additional Actions.  If, at any time after the Effective Time, the Surviving Company, Migami or BBV, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or BBV its right, title or interest in, to or under any of the rights, properties or assets of BBV Sub or Migami Sub or otherwise carry out this Agreement, the officers and directors of the Surviving Company, Migami, or BBV, as applicable, shall be authorized to execute and deliver, in the name and on behalf of BBV, BBV Sub or Migami Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of BBV, BBV Sub or Migami Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MIGAMI AND MIGAMI SUB

The following representations and warranties by Migami and Migami Sub to BBV and BBV Sub are presented assuming the consummation of the Dropdown and are qualified by the disclosure schedules of Migami (the “Migami Disclosure Schedules”), which set forth certain matters concerning Migami and its consolidated subsidiaries (including Migami Sub) (each a “Subsidiary“ and collectively, the “Subsidiaries“) and each of their divisions and businesses.

The Parties understand and agree that the Migami Disclosure Schedules as of the date of this agreement (the “Initial Migami Disclosure Schedules”) have been prepared in good faith but are preliminary and subject to further due diligence and review and that final Migami Disclosure Schedules (the “Final Migami Disclosure Schedules”) shall be delivered on the Closing Date.  The Parties agree that, regardless of whether a particular representation, warranty or other statement of fact set forth herein calls attention to any disclosure item on any Migami Disclosure Schedule, each such representation, warranty or other statement of fact set forth herein shall be deemed to be qualified in its entirety by reference to each disclosure item on every Migami Disclosure Schedule and by the totality of the circumstances disclosed by the Migami Disclosure Schedules.

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Except as disclosed in the Migami Disclosure Schedules or as otherwise provided for herein, each of Migami and Migami Sub hereby represents and warrants to BBV and BBV Sub as follows:

2.1           Due Organization and Good Standing.  Each of Migami and the Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted.  Each of Migami and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined herein), provided, however, that Migami Sub shall be qualified to conduct its business in California prior effecting the Dropdown.  Migami has heretofore made available to BBV accurate and complete copies of Migami’s and each Subsidiaries’ certificate of incorporation, formation or organization, bylaws, membership agreements or other organizational documents, each as currently in effect.  None of Migami or any Subsidiary is in violation of any provision of its certificate of incorporation, formation or organization, stockholder agreements, bylaws, membership agreements, partnership agreements or other organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect“ shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, or to otherwise carry on its business as now being conducted and as proposed to be conducted following the Effective Time, except, in each case, for any such effect attributable to: (i) changes in laws, regulations or generally accepted accounting principles in the United States (“GAAP”), or interpretations thereof, (ii) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the Merger), or (iii)  the failure of a Party or any of its subsidiaries to take any action referred to in Sections 4.1 or 4.6, as the case may be, due to another Party’s unreasonable withholding, delaying or conditioning of its consent.  For purposes of determining whether a particular change, event, circumstance or effect has a “Material Adverse Effect,” the nature and effect of each change, event, circumstance or effect shall be considered alone and together and along with the detrimental impact on the properties, financial condition, business operations, prospects or results of operations of a Party and its subsidiaries, taken as a whole, of such change, event, circumstance or effect.

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           2.2            Subsidiaries.  Section 2.2 of the Migami Disclosure Schedules sets forth, a true, complete and correct list of all Subsidiaries, the authorized shares of each Subsidiary, the issued and outstanding shares or other equity interests of each Subsidiary, their respective jurisdictions of organization and all jurisdictions in which each Subsidiary is qualified to conduct business. All of the capital stock and other equity interests of Migami Sub are owned by Migami free and clear of any encumbrance or restriction of any nature whatsoever, whether imposed by agreement, Law or equity, or any mortgage, pledge, hypothecation, assignment, security interest, lien, charge, lease, priority, subordination or other encumbrance or other similar claim or right of any kind or nature whatsoever (each, and “Encumbrance”) with respect thereto.  The capital stock and other equity interests of all other Subsidiaries are owned by Migami Sub as set forth on Section 2.2 of the Migami Disclosure Schedules, free and clear of any Encumbrance with respect thereto.  Migami has no assets other than Migami Sub Shares. All of the outstanding shares of capital stock or other equity interests in each of the Subsidiaries owned by Migami or Migami Sub are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights and were issued in compliance with applicable Laws.  Except as set forth in Section 2.2 of the Migami Disclosure Schedules: (i) no capital stock or other equity interests of any of any of the Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any Subsidiary, and (ii) there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests.   Migami Sub does not own any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person, other than capital stock or other equity interest of the Subsidiaries owned by Migami Sub or another Subsidiary.

2.3           Authorization; Binding Agreement.  Migami and Migami Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the Board of Directors of Migami and Migami Sub and (ii) no other corporate proceedings on the part of Migami or Migami Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  The affirmative vote of the stockholders of Migami holding at least a majority of the issued and outstanding shares of Migami common stock has been obtained by valid written consent to action to approve and adopt this Agreement and to consummate the transactions contemplated hereby and thereby (including the Merger).  This Agreement has been duly and validly executed and delivered by Migami and Migami Sub and, assuming the due authorization, execution and delivery of this Agreement by BBV and BBV Sub, constitutes the legal, valid and binding obligation of Migami and Migami Sub, enforceable against Migami and Migami Sub in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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2.4           Governmental Approvals.  No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Migami or any Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Migami of this Agreement or the consummation by Migami of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Certificate of Merger with the DE Secretary of State in accordance with the DGCL, (ii) such filings as may be required in any jurisdiction where Migami is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) compliance with any applicable federal or state securities or Blue Sky laws, (iv) pursuant to any other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), if applicable, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

            2.5           No Violations or Conflicts.  Except as set forth in Section 2.5 of the Migami Disclosure Schedules, the execution and delivery by Migami of this Agreement, the consummation by Migami of the Merger and the other transactions contemplated hereby, and compliance by Migami with any of the provisions hereof, will not: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Migami or any Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Migami Material Contract (as defined herein) to which Migami or any Subsidiary is a party or by which Migami’s or any Subsidiary’s assets are bound, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other Encumbrances, other than Permitted Encumbrances (as defined herein), upon any of the properties, rights or assets of Migami or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, or (iv) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate any foreign, federal, state or local Order (as defined herein), statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Migami or any Subsidiary or any of their respective assets or properties is subject, except where such conflict, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

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2.6           Migami Financial Statements; Exchange Act Registration.

(a)           As used herein, the term “Migami Financials”” means: (x) the draft audited consolidated financial statements (including, in each case, any related notes thereto) of Migami, consisting, in part, of Migami’s consolidated balance sheets (which include the businesses and assets owned directly or indirectly by Migami Sub) as of December 31, 2008, 2007, 2006 and 2005, and its statements of operations and statements of cash flow for the years ended December 31, 2008, 2007, 2006 and 2005, and (y) the draft unaudited interim financial statements of Migami for the nine-month period ended September 30, 2009 and for the three-month and nine-month periods ended September 30, 2009.  The Parties understand that the Migami Financials provided herewith (the “Initial Migami Financials” are draft financial statements which have been prepared in good faith but are subject to change.  Migami will make available to BBV true, correct, complete and final copies of the Migami Financials (the “Final Migami Financials” for inclusion in the Proxy Statement.  The Migami Financials will fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Migami and the Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with: (i) GAAP and (ii) Regulation S-X.  The Migami Financials, to the extent required for inclusion in the Proxy Statement, will comply in all material respects with the Securities Exchange Act of 1934, as amended (the “Exchange Act“), Regulation S-X and the published general rules and regulations of the United States Securities and Exchange Commission (the “SEC“).  Notwithstanding any provision in this Agreement to the contrary, any representation and warranty in this Agreement with respect to Migami’s unaudited interim financial statements for the three-month and nine-month periods ended September 30, 2009 shall be made as of the Closing Date.  Neither Migami nor any Subsidiary has any off-balance sheet arrangements.

(b)           Migami and each Subsidiary has not and, to the Knowledge (as defined herein) of Migami, no auditor or accountant of Migami or any Subsidiary or any manager, director, officer or consultant of Migami or any Subsidiary, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Migami or any Subsidiary or their internal accounting controls, including any complaint, allegation, assertion or claim that Migami or any Subsidiary has engaged in questionable accounting or auditing practices.  No attorney representing Migami or any Subsidiary has reported evidence of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or with jurisdiction, oversight or regulatory control over the conduct of the business of Migami or its Subsidiaries) or securities Laws, breach of fiduciary duty or similar violation by Migami or any Subsidiary or any of their respective officers, directors, managers, employees or agents to the Board of Directors, Board of Managers or any committee thereof or to any director, manager or executive officer of Migami or any Subsidiary.

(c)           The shares of Migami common stock currently outstanding are held by more than 500 shareholders but are not registered with the SEC under Section 12(g) of the Exchange Act.  Migami is required to make filings with the SEC as required by Section 15(d) of the Exchange Act but has not undertaken any such filings since May 18, 2007.

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(d)          All forecasts, presentations or projections relating to the future results of operations of Migami and its Subsidiaries previously provided to BBV were based upon reasonable assumptions when made and were prepared in good faith by Migami.

(e)           Except as set forth in Section 2.6 of the Migami Disclosure Schedules, none of Migami and its Subsidiaries has any of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership (excluding licensed software programs) and direct control of Migami or its Subsidiaries.

2.7           Absence of Certain Changes.  Except as set forth in Section 2.7 of the Migami Disclosure Schedules, since December 31, 2008, Migami and the Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

2.8           Absence of Undisclosed Liabilities.  Neither Migami nor any Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Migami Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2008 or that would not reasonably be expected to have a Material Adverse Effect.  Section 2.8 of the Migami Disclosure Schedules lists all liabilities or obligations greater than $50,000 incurred by Migami or its Subsidiaries since September 30, 2009.

2.9           Compliance with Laws.

(a)           Migami and the Subsidiaries are each in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted and as proposed to be conducted following consummation of the Merger, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  Migami and each Subsidiary is not in conflict with, or in default or violation of, nor since December 31, 2008, has it received any notice of any conflict with, or default or violation of any applicable Law by which Migami or any Subsidiary, or any property or asset of Migami or any Subsidiary, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

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(b)           There is no pending or, to the Knowledge of Migami, threatened, proceeding, examination, review or investigation to which Migami or any Subsidiary is subject before any Governmental Authority regarding whether Migami has violated in any material respect applicable Laws.  Since December 31, 2008, neither Migami nor any Subsidiary has received written notice of any material violation of, or noncompliance with, any Law applicable to Migami or any Subsidiary, or directing Migami or any Subsidiary to take remedial action with respect to such applicable Law or otherwise, and no deficiencies of Migami or any Subsidiary have been asserted in writing by any Governmental Authority with respect to possible violations of any applicable Laws except for such violations or deficiencies that would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Section 2.9 of the Migami Disclosure Schedules, Migami and each Subsidiary have filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any Governmental Authority with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority.

(c)           Migami and the Subsidiaries are each in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted and as proposed to be conducted following consummation of the Merger, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

2.10         Regulatory Agreements; Permits.  Except as set forth on Section 2.10 of the Migami Disclosure Schedules:

(a)           There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Migami or any Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to Migami or any Subsidiary, or (iii) resolutions or policies or procedures adopted by Migami or any Subsidiary at the request of a Governmental Authority, that (A) limit in any material respect the ability of Migami or any Subsidiary to conduct its business as currently being conducted or as contemplated by the Parties to be conducted following the Closing, (B) in any manner impose any requirements on Migami or any Subsidiary that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require Migami or any Subsidiary or any of its divisions to make capital contributions or make loans to another division or Affiliate (as defined herein) of Migami or any Subsidiary or (D) in any manner relate to the ability of Migami or any Subsidiary to pay dividends or otherwise materially restrict the conduct of business of Migami or any Subsidiary in any respect.

(b)          Migami and each Subsidiary hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Migami Permits“), all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of the Migami Permits is pending or, to the Knowledge of Migami, threatened, except where the failure of any of the Migami Permits to be in full force and effect, or the suspension or cancellation of any of the Migami Permits, would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Migami, no facts or circumstances exist that would reasonably be expected to impact Migami’s ability to obtain any material Migami Permit in the future as may be necessary for Migami to continue its operations as currently contemplated.  Neither Migami nor any Subsidiary is in violation in any material respect of the terms of any Migami Permit.

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(c)           Each of the officers and employees of Migami and all Subsidiaries are in compliance with all applicable federal, state and foreign Laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to be in compliance or such liability or disability would not reasonably be expected to have a Material Adverse Effect.

            2.11         Litigation.  Except as set forth in Section 2.11-1 of the Migami Disclosure Schedules, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the Knowledge of Migami or any Subsidiary, threatened against Migami or any Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Migami or any Subsidiary or any of its properties, rights or assets or any of their officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have a Material Adverse Effect. Migami and each Subsidiary are in compliance with all Orders in all material respects.  Except as set forth in Section 2.11-2 of the Migami Disclosure Schedules, there is no Action which Migami or any Subsidiary has pending against other parties.

            2.12         Restrictions on Business Activities.  Except as set forth in Section 2.12 of the Migami Disclosure Schedules, there is no agreement or Order binding upon Migami or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of Migami or any Subsidiary as their business is currently conducted, any acquisition of property by Migami or any Subsidiary, the conduct of business by Migami or any Subsidiary as currently conducted, or restricting in any respect the ability of Migami or any Subsidiary from engaging in business as currently conducted or from competing with other parties, except, in the case of any such agreement (but not any Order) as would not reasonably be expected to have a Material Adverse Effect.

2.13         Material Contracts.

(a)           Section 2.13 of the Migami Disclosure Schedules sets forth a list of, and Migami has made available to BBV, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which Migami or any Subsidiary is a party or by which Migami or any Subsidiary is bound as of the date hereof (each, a “Migami Material Contract”) that:

(i)           is described in the Migami Financials;

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(ii)          contains covenants that materially limit the ability of Migami or any Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of BBV, Migami Sub, the Subsidiaries or any of their Affiliates): (A) to compete in any line of business or with any Person (as defined herein) or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to Migami or any Subsidiary upon notice of sixty (60) days or less;

(iii)         involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Migami or its Subsidiaries, taken as a whole;

(iv)         relates to any obligation, contingent or otherwise (whether incurred, assumed, guaranteed or secured by any asset) (“Indebtedness”“) having an outstanding principal amount in excess of $50,000 with respect to any Indebtedness;

(v)          was entered into by Migami or any Subsidiary and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, other than the acquisition or disposition of assets in the ordinary course of business consistent with past practices;

(vi)         by its terms calls for aggregate payments by or to Migami or its Subsidiaries under such contract of more than $50,000 with respect to any payments;

(vii)        with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which Migami Sub or its Subsidiaries have: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(viii)       involves any managers, directors, executive officers or key employees of Migami Sub or its Subsidiaries that cannot be cancelled within sixty (60) days’ notice without liability, penalty or premium;

(ix)         obligates Migami Sub or its Subsidiaries to provide indemnification or a guarantee in excess of $50,000 with respect to any obligation;

(x)          obligates Migami Sub or its Subsidiaries to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of $50,000 with respect to such obligation;

(xi)         relates to the development, ownership, licensing or use of any Intellectual Property (as defined herein) material to the business of Migami Sub or its Subsidiaries, other than “shrink-wrap,” “click-wrap,” and “off-the-shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally, with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

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(xii)        provides for any standstill arrangements.

(b)           Except as set forth on Section 2.13 of the Migami Disclosure Schedules, with respect to each Migami Material Contract: (i) each Migami Material Contract is legal, valid, binding and enforceable in all material respects against Migami or the Subsidiaries, as the case may be, and the other party thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of such Migami Material Contract against Migami or its Subsidiaries and the other party thereto; (iii) neither Migami nor its Subsidiaries is in breach or default, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by Migami or its Subsidiaries, or permit termination or acceleration by the other party, under any Migami Material Contract; (iv) to Migami and each Subsidiary’s Knowledge, no other party to any Migami Material Contract is in breach or default, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by Migami or its Subsidiaries, under such Migami Material Contract, and (v) the consummation of the transactions contemplated by this Agreement will not obligate Migami or its Subsidiaries to make any payments thereunder.

2.14         Intellectual Property.

(a)           Section 2.14(a) of the Migami Disclosure Schedules contains a list of: (i) all material Intellectual Property that is owned by Migami Sub or its Subsidiaries (the “Migami Intellectual Property”) and (ii) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by Migami or its Subsidiaries in the conduct of its business (“Licensed Intellectual Property”).  Except where the failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to have a Material Adverse Effect, Migami and each Subsidiary has: (x) all right, title and interest in and to all Migami Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances and (y) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Neither Migami nor any Subsidiary has received any notice alleging it or any Subsidiary has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and, to the Knowledge of Migami, there is no valid basis for any such allegation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter Migami Sub’s or any of its Subsidiary’s rights to any Migami Intellectual Property or Licensed Intellectual Property.  To the Knowledge of Migami, there is no unauthorized use, infringement or misappropriation of the Migami Intellectual Property by any third party.  Neither Migami Sub nor its Subsidiaries is engaged in any unauthorized use, infringement or misappropriation of any Intellectual Property owned by any third party that would reasonably be expected to have a Material Adverse Effect.  All of the rights within the Migami Intellectual Property are valid, enforceable and subsisting (except as such enforcement may be limited by the Enforceability Exceptions).  Except as set forth on Schedule 2.11-1, there is no Action pending or, to Migami’s Knowledge, threatened which challenges the rights of Migami Sub or its Subsidiaries in respect of any Migami Intellectual Property or the validity, enforceability or effectiveness thereof.  The Migami Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by Migami Sub or its Subsidiaries of its business as currently conducted.  Neither Migami Sub nor its Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

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(b)           For purposes of this Agreement, “Intellectual Property“ means: (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; and (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information.

2.15       Employee Benefit Plans.

(a)           Section 2.15(a) of the Migami Disclosure Schedules lists, with respect to Migami Sub or its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with Migami Sub or its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) (an “ERISA Affiliate“): (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“), (ii) loans to managers, officers, directors or employees other than advances for expense reimbursements incurred in the ordinary course of business consistent with past practices and any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (each a “Benefit Plan” and together, the “Benefit Plans“).

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(b)           Except as set forth in Section 2.15(b) of the Migami Disclosure Schedules or as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events: (i) entitle any current or former employee, manager, director or consultant of Migami Sub or any of its Subsidiaries to any payment (whether of severance pay, unemployment compensation, phantom stock plan payments, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee, manager, director or consultant of Migami Sub or any of its Subsidiaries, or (iii) increase the amount of compensation due any such employee, manager, director or consultant.

(c)           Except as set forth in Section 2.15(c) of the Migami Disclosure Schedules, any amounts payable under any of the Migami Benefit Plans or any other contract, agreement or arrangement with respect to which Migami Sub or any Subsidiary may have any liability will be deductible for federal income Tax (as defined below) purposes by virtue of Section 162(m) or Section 280G of the Code.  None of the Migami Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(d)           Except as set forth in Section 2.15(d) of the Migami Disclosure Schedules, no Migami Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, managers, directors or consultants of Migami Sub or any Subsidiary after retirement or other termination of service (other than: (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee, manager, director or consultant (or beneficiary thereof).

(e)           Neither Migami Sub nor any of its Subsidiaries nor any ERISA Affiliate has any liability with respect to any: (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

            2.16           Taxes and Returns.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           Except as set forth in Section 2.9 of the Migami Disclosure Schedules, Migami and each Subsidiary has or will have filed, or caused to be filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns“), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes that it is contesting in good faith or for which adequate reserves in the Migami Financials have been established in accordance with GAAP.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Migami, Migami Sub or any Subsidiary in respect of any Tax, and neither Migami, Migami Sub nor any Subsidiary has been notified in writing of any proposed Tax claims, assessments or audits against Migami, Migami Sub or any Subsidiary (other than, in each case, claims or assessments for which adequate reserves in the Migami Financials have been established in accordance with GAAP or are immaterial in amount).

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(b)           For purposes of this Agreement, the following terms have the following meanings: “Tax “ (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

2.17       Finders and Investment Bankers.  Except for the fees set forth in Section 2.17 of the Migami Disclosure Schedules, the fees of which will be borne by Migami, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Migami.

2.18       Title to Properties; Assets.

(a)           Section 2.18(a)-1 of the Migami Disclosure Schedules contains a correct and complete list of all real property owned by Migami Sub or any of its Subsidiaries or any partnership or joint venture in which Migami Sub or any of its Subsidiaries directly or indirectly has an interest having a fair market value in excess of $50,000 (“Owned Real Property“).  Section 2.18(a)-2 of the Migami Disclosure Schedules contains a correct and complete list of all real property leased or subleased by Migami Sub or any of its Subsidiaries as tenant or subtenant (“Leased Real Property“) (the Owned Real Property and the Leased Real Property are herein sometimes collectively called the “Migami Real Property“).  The list set forth in Section 2.18(a)-1 of the Migami Disclosure Schedules contains, with respect to each parcel of the Owned Real Property, a description of all existing leases, licenses or other occupancy contracts to which Migami or any Subsidiary is a party or by which Migami or any Subsidiary is bound as a landlord, including all amendments, modifications, extensions, renewals and supplements thereto (collectively, the “Landlord Leases“), the terms of which have been complied with by Migami Sub or any of its Subsidiaries in all material respects.  The list set forth in Section 2.18(a)-2 of the Migami Disclosure Schedules contains, with respect to each parcel of the Leased Real Property, a description of all existing leases, subleases, licenses or other occupancy contracts to which Migami Sub or any of its Subsidiaries is a party or by which Migami Sub or any of its Subsidiaries is bound as a tenant, including all amendments, modifications, extensions, assignments, subleases, renewals and supplements thereto (collectively, the “Tenant Leases“) (the Landlord Leases and the Tenant Leases are herein sometimes collectively called the “Leases“), the terms of which have been complied with by Migami Sub or any of its Subsidiaries in all material respects.  Except as would not reasonably be expected to have a Material Adverse Effect, Migami Sub and its Subsidiaries have good, valid and marketable title to all of the Owned Real Property and related personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances.  For purposes of this Agreement, when used with respect to Migami Real Property, the term “Permitted Encumbrances“ means: (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings or for which adequate reserves have been set aside; (ii) mechanics’, materialmens’ or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) any Encumbrances and other matters affecting title which are shown as exceptions on the title insurance policies and/or title insurance commitments or reports which have been made available to BBV; (iv) the terms and conditions of the Tenant Leases; (v) applicable federal, state, local or tribal authority building and land use regulations, restrictions or requirements, (vi) existing easements and encroachments; (vii) building code violations not caused by Migami, Migami Sub or any Subsidiary; and (viii) mortgages or other liens under the Migami Debt (as defined herein).

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(b)           Except as set forth on Section 2.18(b) of the Migami Disclosure Schedules, except as would not reasonably be expected to have a Material Adverse Effect, neither Migami nor any Subsidiary nor, to the Knowledge of Migami, any other party to any Landlord Lease, is in breach of or in default under any of the Landlord Leases.

(c)           True and complete copies of all Tenant Leases, together with all modifications, extensions, amendments and assignments thereof, if any, affecting or relating to the Owned Real Property have heretofore been furnished to BBV.

(d)           Except as set forth on Section 2.18(b) of the Migami Disclosure Schedules, there is no action, suit, litigation, hearing or administrative proceeding pending or, to Migami’s Knowledge, threatened against Migami or any Subsidiary or any partnership in which Migami or any Subsidiary owns an interest, with respect to all or any portion of the Migami Real Property, in each case which is not or would not be fully covered by insurance, except as would not reasonably be expected to have a Material Adverse Effect.

(e)           There are no condemnation or eminent domain proceedings pending, or to Migami’s Knowledge, threatened against any Owned Real Property and, to Migami’s Knowledge, there are no condemnation or eminent domain proceedings pending or threatened against any Leased Real Property.

(f)           Neither Migami nor any Subsidiary has granted any Person a purchase option, right of first refusal, right of first offer or other right to purchase any Owned Real Property.

(g)           Neither Migami nor any Subsidiary has assigned its interest as lessor or lessee under any Lease, other than to Migami or a Subsidiary or collateral assignments in connection with any existing financing of any Migami Real Property.

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(h)           Migami and each Subsidiary have insurable and marketable title to all Owned Real Property subject to Permitted Encumbrances.

2.19       Employee Matters.

(a)           During the past five (5) years, there has been: (i) to the Knowledge of Migami or any Subsidiary, no labor union organizing or attempting to organize any employee of Migami or any Subsidiary into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of Migami or any Subsidiary pending or, to Migami’s Knowledge, threatened against Migami or any Subsidiary.  Neither Migami nor any Subsidiary is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of Migami or any Subsidiary and no such agreement is currently being negotiated.

(b)           Except as would not reasonably be expected to result in a Material Adverse Effect, Migami and each of its Subsidiaries: (i) is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) have not, during the past five (5) years, received written notice, or to the Knowledge of Migami any other form of notice, that there is any unfair labor practice charge or complaint against Migami or any Subsidiary pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the Knowledge of Migami, threatened against Migami, Migami Sub or any Subsidiary or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.20       Environmental Matters.  Except as set forth on Section 2.20 of the Migami Disclosure Schedules:

(a)           Neither Migami nor any of its Subsidiaries is the subject of any pending Order, judgment or written claim asserted or arising under any Environmental Law (as defined herein) that has or would reasonably be expected to have a Material Adverse Effect.

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(b)           To the Knowledge of Migami and its Subsidiaries, Migami and its Subsidiaries are in compliance with all applicable Environmental Laws, including obtaining and complying with all permits or authorizations required pursuant to Environmental Laws.

(c)           To the Knowledge of Migami and its Subsidiaries, there are no conditions existing on, in, at, under, or about or resulting from the past or present operations of Migami, Migami Sub or any Subsidiary or any other party that may give rise to any on-site or off-site investigation or remedial obligations of Migami, Migami Sub or any Subsidiary under any Environmental Laws.

(d)           As used in this Agreement, the term “Environmental Laws“ means all applicable: (i) federal statutes regulating or prescribing restrictions regarding the environment (air, water, land, animal and plant life), including but not limited to the following, as amended: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Safe Drinking Water Act, and Toxic Substances Control Act; (ii) any applicable regulations promulgated pursuant to such federal statutes; (iii) any applicable state law counterparts of such federal statutes and the regulations promulgated thereunder; and (iv) any other applicable state, local statutes, rules, regulations or ordinances, or tribal authority, regulating the use of or affecting the environment, each as currently in effect on the date of this Agreement.

2.21       Transactions with Affiliates.  Section 2.21 of the Migami Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Migami, Migami Sub or any Subsidiary, on the one hand, and, on the other hand, any: (i) present or former employee, manager, officer or director of Migami, Migami Sub or any Subsidiary, or any family member of any of the foregoing or (ii) record or beneficial owner of more than five percent (5.0%) of Migami’s outstanding capital stock as of the date hereof (each, a “Migami Affiliate Transaction“).

2.22       Insurance.  Migami and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Migami Sub or such Subsidiaries that are customary for companies of similar size in the industry and locales in which Migami or such Subsidiary operates to insure their respective operations and the loss(es) therefrom.  Section 2.22 of the Migami Disclosure Schedules sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by Migami, Migami Sub or any Subsidiary.  With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Migami, Migami Sub or any Subsidiary, as applicable, is not in any material respect, in breach of or default under, and Migami, Migami Sub or any Subsidiary, as applicable, has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy and (iii) no notice of cancellation or termination has been received with respect to any such policy, and Migami knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

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            2.23       Books and Records.  All of the books and records of Migami and the Subsidiaries are complete and accurate and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  Except as set forth in Section 2.23 of the Migami Disclosure Schedules, the records, systems, controls, data and information of Migami and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Migami or the applicable Subsidiary.  The third-parties that Migami has engaged to maintain the books and records of Migami and each Subsidiary maintain, on behalf of Migami, a system of internal accounting controls for Migami sufficient to provide reasonable assurance that:

(a)           transactions of Migami and each Subsidiary are executed in accordance with management’s authorization;

(b)           access to the assets of of Migami and each Subsidiary is permitted only in accordance with management’s authorization; and

(c)           recorded assets of Migami and each Subsidiary are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

2.24       Information Supplied.  None of the information supplied or to be supplied by Migami for inclusion or incorporation by reference: (a) in any Report on Form 6-K to be filed by BBV with the SEC or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) in the Proxy Statement (with respect to information regarding Migami, Migami Sub and its Subsidiaries), in either case, will, at the date the Proxy Statement is first mailed to BBV’s stockholders and warrantholders or at the time of BBV Stockholder Meeting (as defined herein) and Warrantholder Meeting (as defined herein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation, warranty or covenant is made with respect to any information supplied by BBV which is contained in the Proxy Statement or other filing made in connection with the transactions contemplated by this Agreement.

2.25       Illegal Payments.  Neither Migami, Migami Sub nor any Subsidiary or, to the Knowledge of Migami or any Subsidiary, any officer, director, manager, agent or employee of Migami, Migami Sub or any Subsidiary has: (a) used any funds of Migami. Migami Sub or any Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

2.26       Customers and Suppliers.  Except as set forth on Section 2.26 of the Migami Disclosure Schedules, no customer or supplier of Migami, Migami Sub or any Subsidiary has cancelled or otherwise terminated any contract with Migami, Migami Sub or any Subsidiary prior to the expiration of the contract term, or made any threat to Migami, Migami Sub or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Migami, Migami Sub or any Subsidiary, except for such cancellations or terminations that would not reasonably be expected to have a Material Adverse Effect.

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2.27       Negotiations.  Migami has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or equity interests of Migami, Migami Sub or any Subsidiary with Persons other than BBV.

2.28       Certain Representations of Migami.  In connection with its receipt of the Merger Consideration, Migami hereby acknowledges, represents and warrants as follows:

(a)           Migami is acquiring the Merger Consideration for its own account, not as nominee or agent, for investment purposes only and not with a view to the resale or distribution of any part thereof in violation of the Securities Act (as defined herein), and Migami has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, however, to Migami’s rights at all times to sell or otherwise dispose of all or any part of the Merger Consideration in compliance with applicable federal and state securities laws.

(b)           Migami acknowledges that none of shares representing the Merger Consideration have been registered under the Securities Act, or under any state securities or “Blue Sky” laws of any state of the United States, and, unless so registered, none of shares representing the Merger Consideration may be offered or sold by Migami except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with applicable state securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BBV

The following representations and warranties by BBV and BBV Sub to Migami are qualified by disclosure schedules of BBV and BBV Sub, which set forth certain matters concerning BBV and BBV Sub (the “BBV Disclosure Schedules”).

The Parties agree that, regardless of whether a particular representation, warranty or other statement of fact set forth herein calls attention to any disclosure item on any BBV Disclosure Schedule, each such representation, warranty or other statement of fact set forth herein shall be deemed to be qualified in its entirety by reference to each disclosure item on every BBV Disclosure Schedule and by the totality of the circumstances disclosed by the BBV Disclosure Schedules.

Except as disclosed in BBV Disclosure Schedules, BBV and BBV Sub hereby represent and warrants to Migami as follows:

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            3.1         Due Organization and Good Standing.  Each of BBV and BBV Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and the State of Delaware, respectively, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  BBV and BBV Sub are duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.  BBV has heretofore made available to Migami accurate and complete copies of BBV’s Amended and Restated Articles of Incorporation, as amended (the “BBV Articles of Incorporation“), bylaws and each other agreement or instrument filed with BBV’s initial public offering registration statement (the “BBV Organizational Documents“), each as currently in effect.  BBV Sub has heretofore made available to Migami accurate and complete copies of BBV Sub’s Articles of Incorporation, as amended, bylaws and each other agreement or instrument filed with the State of Delaware, each as currently in effect (the “BBV Sub Organizational Documents“).  Each of BBV and BBV Sub are not in violation of any provision of the BBV Organizational Documents and BBV Sub Organizational Documents, respectively.

3.2         Capitalization.

(a)           The authorized capital stock of BBV consists of 50,000,000 shares of BBV Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share.   As of the date hereof and immediately prior to the Closing: (i) 6,468,750  shares of BBV Common Stock either issued alone or as part of a Unit (as defined herein), (ii) 7,048,684 warrants either issued alone or as part of a Unit, and including the warrants issued to BBV’s founders as part of the private placement described in the Prospectus (as defined herein) (the “Warrants“), (iii) 5,175,000 units, each comprised of one (1) share of BBV Common Stock and one (1) Warrant (the “Units“), and (iv) no shares of preferred stock are or will be issued and outstanding, without giving effect to any change in the number of issued and outstanding Warrants resulting from the Warrant Restructure (as defined herein) or any change in the number of issued and outstanding shares of BBV Common Stock or Warrants resulting from BBV repurchase, redemption, restructure, exchange or conversion of BBV Common Stock and/or Warrants.  Except as set forth above, no shares of capital stock or other voting securities of BBV are issued, reserved for issuance or outstanding.  All outstanding shares of BBV Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Law, the BBV Organizational Documents or any contract to which BBV is a party.  To the Knowledge of BBV, none of the outstanding securities of BBV has been issued in violation of any foreign, federal or state securities Laws.

(b)           The authorized capital stock of BBV Sub will consist of 1,000 shares of common stock.   As of the date hereof and immediately prior to the Closing, 1,000 shares of BBV Sub common stock have been issued to BBV, representing all of the issued and outstanding shares of BBV Sub common stock. There are no options, warrants, voting agreements or other rights outstanding with respect to the BBV Sub common stock.

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(c)           None of the Warrants issued and outstanding has a cashless exercise feature (other than 1,873,684 founder warrants as described in the Prospectus) and each of the Warrants has an exercise price of $5.00 per share.  Upon exercise of any of the Warrants the cash paid for the exercise price will be paid directly to BBV.

(d)           Except for the Warrants, and other than the redemption rights set forth in the Prospectus and except as set forth herein, there are no: (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued BBV Common Stock or obligating BBV or BBV Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or BBV Common Stock or securities convertible into or exchangeable for such shares, or obligating BBV or BBV Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such BBV Common Stock.  Other than as contemplated by this Agreement and the conversion rights described in the Prospectus, there are no outstanding obligations of BBV to repurchase, redeem or otherwise acquire any shares of BBV Common Stock or Warrants of BBV or BBV Sub.

(e)           There are no stockholders or members agreements, voting trusts or other agreements or understandings to which BBV or BBV Sub is a party with respect to the voting of any equity interest or the capital stock or equity interests of BBV or BBV Sub.

(f)           No Indebtedness of BBV or BBV Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by BBV or BBV Sub or (iii) the ability of BBV or BBV Sub to grant any Encumbrance on its properties or assets.

(g)           Since the date of their respective inceptions, neither BBV nor BBV Sub have not declared or paid any distribution or dividend in respect of their common stock.

3.3        Authorization; Binding Agreement.  BBV and BBV Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby: (i) has been duly and validly authorized by the Board of Directors of BBV and BBV Sub, respectively, and (ii) no other corporate proceedings on the part of BBV or BBV Sub is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required BBV Vote (as defined herein).  The affirmative vote of the stockholders of BBV holding at least a majority of the issued and outstanding BBV Common Stock (the “Required BBV Vote“) is necessary to approve and adopt this Agreement, all Proxy Matters (as defined herein) (except the Warrantholder Proposal (as defined herein)) and to consummate the transactions contemplated hereby and thereby (including the Merger) and the Required Warrantholder Vote (as defined herein) is required to approve the Warrantholder Proposal, provided, however, that stockholders of BBV holding thirty percent (30%) or more of the shares of BBV Common Stock sold in BBV’s initial public offering shall not have voted against the Merger and exercised their conversion rights under the Articles of Incorporation to convert their shares of BBV Common Stock into a cash payment from the Trust Account.  This Agreement has been duly and validly executed and delivered by each of BBV and BBV Sub and (assuming the due authorization, execution and delivery hereof by Migami and Migami Sub) constitutes the legal, valid and binding obligation of BBV and BBV Sub, enforceable against each of BBV and BBV Sub in accordance with its terms, subject to the Enforceability Exceptions.

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           3.4           Governmental Approvals.  No Consent of or with any Governmental Authority on the part of BBV or BBV Sub is required to be obtained or made in connection with the execution, delivery or performance by BBV and BBV Sub of this Agreement or the consummation by BBV and BBV Sub of the transactions contemplated hereby (including the Merger) other than: (i) the filing of the Certificate of Merger with the DE Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to Antitrust Laws and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.  No SEC review or approval of the Proxy Statement is required by BBV due to BBV’s status as a “foreign private issuer” as defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act“).

            3.5           No Violations.  The execution and delivery by BBV and BBV Sub of this Agreement and the consummation by BBV and BBV Sub of the transactions contemplated hereby, and compliance by BBV and BBV Sub with any of the provisions hereof, will not: (i) conflict with or violate any provision of the BBV Organization Documents or BBV Sub Organizational Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any BBV Material Contract (as defined herein) to which BBV or BBV Sub is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of BBV or BBV Sub or (iv) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which BBV or BBV Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

3.6           SEC Filings and BBV Financial Statements.

(a)           BBV has filed all forms, reports, schedules, registration statements and other documents required to be filed or furnished by BBV with the SEC since February 5, 2008 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “BBV SEC Reports“), and will file all such BBV SEC Reports and other documents required to be filed through the Closing Date.  The BBV SEC Reports: (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed with the SEC (except to the extent that information contained in any BBV SEC Report has been revised or superseded by a later filed BBV SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The certifications of BBV’s officers accompanying the BBV SEC Reports are each true and correct.  BBV maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b)           The financial statements and notes contained or incorporated by reference in BBV SEC Reports (“BBV Financials“) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of BBV and BBV Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with: (i) GAAP and (ii) Regulation S-X and the omission of notes to the extent permitted by Regulation S-X.  BBV has no off-balance sheet arrangements.  The BBV Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.  Section 3.6(b) of BBV Disclosure Schedules contains BBV’s general ledger as of the date hereof.

(c)           Neither BBV nor BBV Sub or any manager, director, officer, special advisor or employee of BBV or BBV Sub has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of BBV or BBV Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that BBV or BBV Sub has engaged in questionable accounting or auditing practices.  No attorney representing BBV, whether or not employed by BBV, has reported evidence of any violation of consumer protection or securities Laws, breach of fiduciary duty or similar violation by BBV or any of its officers, directors, special advisors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of BBV.

(d)           BBV Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.7           Absence of Undisclosed Liabilities.  Except as set forth in Section 3.7 of BBV Disclosure Schedules or to the extent reflected or reserved against in BBV Financials, neither BBV nor BBV Sub has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in BBV Financials or that would not reasonably be expected to have a Material Adverse Effect.

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3.8         Compliance with Laws.

(a)           BBV and BBV Sub are each in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  Each of BBV and BBV Sub is not in conflict with, or in default or violation of, nor since December 31, 2008, has it received any notice of any conflict with, or default or violation of any applicable Law by which BBV and BBV Sub, or any property or asset of BBV and BBV Sub, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

(b)           There is no pending or, to the Knowledge of BBV, threatened, proceeding, examination, review or investigation to which BBV and BBV Sub is subject before any Governmental Authority regarding whether BBV has violated in any material respect applicable Laws.  Since December 31, 2008, neither BBV nor BBV Sub has received written notice of any material violation of, or noncompliance with, any Law applicable to BBV and BBV Sub, or directing BBV and BBV Sub to take remedial action with respect to such applicable Law or otherwise, and no deficiencies of BBV and BBV Sub have been asserted in writing by any Governmental Authority with respect to possible violations of any applicable Laws except for such violations or deficiencies that would not reasonably be expected to have a Material Adverse Effect.  BBV and BBV Sub have filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any Governmental Authority with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority.

(c)           BBV and BBV Sub are each in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

            3.9             Regulatory Agreements; Permits; Qualifications.

(a)           There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which BBV or BBV Sub or any of their Affiliates is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to BBV or BBV Sub or any property or asset owned by such party, or (iii) resolutions or policies or procedures adopted by BBV at the request of a Governmental Authority, that (A) limit in any material respect the ability of BBV or BBV Sub to conduct its business as currently being conducted (or would limit BBV or BBV Sub’s ability to conduct the business of Migami Sub following the Merger) or (B) in any manner relate to the ability of BBV or BBV Sub to pay dividends or otherwise materially restrict the conduct of business of BBV or BBV Sub in any respect.

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(b)           BBV and BBV Sub hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “BBV Permits“), all of which are in full force and effect, and no suspension or cancellation of any of the BBV Permits is pending or, to the Knowledge of BBV, threatened, except where the failure of any BBV Permits to have been in full force and effect, or the suspension or cancellation of any of the BBV Permits, would not reasonably be expected to have a Material Adverse Effect.  BBV and BBV Sub are not in violation in any material respect of the terms of any BBV Permit.  .

(c)           No investigation, review or market conduct examination by any Governmental Authority with respect to BBV or BBV Sub, or any Affiliate thereof, is pending or, to the Knowledge of BBV, threatened, nor does BBV have Knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

(d)           At no time has BBV or BBV Sub, or any Affiliate thereof with the power to direct or cause the direction of the management or policies of BBV or BBV Sub, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

3.10         Absence of Certain Changes.  Except as set forth in Section 3.10 of BBV Disclosure Schedules (and excluding the Merger), since their respective dates of incorporation, BBV and BBV Sub have conducted their respective businesses in the ordinary course of business as described in the Prospectus and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

3.11         Taxes and Returns.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           BBV has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it or BBV Sub (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in BBV Financials have been established in accordance with GAAP.  Section 3.11 of BBV Disclosure Schedules sets forth each jurisdiction where BBV and BBV Sub files or is required to file a Tax Return.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against BBV or BBV Sub in respect of any Tax, and neither BBV nor BBV Sub have been notified in writing of any proposed Tax claims or assessments against BBV or BBV Sub (other than, in each case, claims or assessments for which adequate reserves in BBV Financials have been established in accordance with GAAP or are immaterial in amount).  There are no material Encumbrances with respect to any Taxes upon any of BBV or BBV Sub’s assets, other than: (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in BBV Financials have been established in accordance with GAAP.  Neither BBV nor BBV Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by BBV or BBV Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(b)           Neither BBV nor BBV Sub have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which BBV is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code: (i) since its inception or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)           Neither BBV nor BBV Sub has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(d)           BBV is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(e)           Neither BBV nor BBV Sub has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(f)           Neither BBV nor BBV Sub has taken any action that would reasonably be expected to give rise to: (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(g)           Since inception, Neither BBV nor BBV Sub has: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

3.12         Restrictions on Business Activities.  There is no agreement or Order binding upon BBV or BBV Sub which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of BBV or BBV Sub as their businesses are currently conducted or planned to be conducted following the Merger, any acquisition of property by BBV or BBV Sub, the conduct of business by BBV or BBV Sub as currently conducted or planned to be conducted following the Merger, or restricting in any material respect the ability of BBV or BBV Sub from engaging in business as currently conducted or planned to be conducted following the Merger.

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3.13         Employee Benefit Plans.  BBV does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of BBV, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.14         Employee Matters.  Neither BBV nor BBV Sub has ever had any employees.

3.15         Material Contracts.

(a)           Except as set forth in BBV SEC Reports filed prior to the date hereof or in the Prospectus, or on Section 3.15(a) of BBV Disclosure Schedules, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which BBV is a party or by or to which any of the properties or assets of BBV may be bound, subject or affected, which either (i) creates or imposes a liability greater than $15,000, (ii) may not be cancelled by BBV on less than sixty (60) days’ prior notice (the “BBV Material Contracts”) or (iii) does not contain an irrevocable waiver of all claims, whether present now or in the future, arising for any reason whatsoever, against the Trust Account or the funds therein.  All BBV Material Contracts have been made available to Migami, and are set forth in Section 3.15(a) of BBV Disclosure Schedules other than those that are exhibits to BBV SEC Reports.  Except as set forth in BBV SEC Reports filed prior to the date hereof and other than as contemplated by this Agreement, neither BBV nor its Affiliates are presently a party to any agreement, letter of intent, understanding or commitment (whether written or oral) relating to any merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving BBV or any subsidiary thereof.

(b)           With respect to each BBV Material Contract: (i) BBV Material Contract was entered into at arms’ length and in the ordinary course of business consistent with past practices; (ii) BBV Material Contract is legal, valid, binding and enforceable in all material respects against BBV or BBV Sub and, to BBV’s Knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) neither BBV nor BBV Sub is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by BBV or BBV Sub, or permit termination or acceleration by the other party, under BBV Material Contract; and (iv) to BBV’s Knowledge, no other party to BBV Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by BBV or BBV Sub, under any BBV Material Contract.

3.16         Litigation.  There is no Action pending or, to the Knowledge of BBV, threatened before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the Knowledge of BBV, threatened against BBV, BBV Sub or any of their respective properties, rights or assets or, any of its officers, directors, partners, managers, members or special advisors (in their capacities as such).  There is no Order binding against BBV, BBV Sub or any of their respective properties, rights or assets or any of its officers, directors, partners, managers, members or special advisors (in their capacities as such).  There is no material Action that BBV or BBV Sub has pending against other parties.

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3.17         Transactions with Affiliates.  Section 3.17 of BBV Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between BBV or BBV Sub, on the one hand, and, on the other hand, any: (i) present or former director, officer, employee or Affiliate of BBV or BBV Sub, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent (5.0%) of the outstanding BBV Common Stock as of the date hereof (each, a “BBV Affiliate Transaction“).

3.18         Investment Company Act.  BBV is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.19         Books and Records.  All of the books and records of BBV and BBV Sub are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of BBV and BBV Sub are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of BBV.  Migami has been granted full and complete access to all of BBV and BBV Sub’s books and records.

3.20         Finders and Investment Bankers.  Except for the fees set forth in Section 3.20 of BBV Disclosure Schedules, the fees of which will be borne by BBV and paid from funds available to it in the Trust Account (including deferred underwriting fees), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of BBV or BBV Sub.

3.21         Information Supplied.  None of the information supplied or to be supplied by BBV or BBV Sub for inclusion or incorporation by reference in: (a) any Report on Form 6-K to be filed by BBV or in any Report on Form 8-K to be filed by Migami with the SEC or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the Proxy Statement (with respect to information regarding BBV and its Affiliates) will, at the date it is first mailed to BBV’s stockholders and warrantholders or at the time of the Stockholder Meeting or Warrantholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation is made by BBV with respect to statements made or incorporated by reference therein based solely on information supplied by Migami in writing for inclusion or incorporation by reference in the Proxy Statement.  None of the information supplied or to be supplied by BBV or BBV Sub for inclusion in the Proxy Statement shall, at the time such document is mailed or at the time amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, BBV makes no representation, warranty or covenant with respect to any information supplied by Migami which is contained in the Proxy Statement.

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3.22         Trust Account.  As of the date of this Agreement, BBV had approximately $31,551,472 in its trust account described in the Prospectus, which funds were and are currently invested in U.S. government securities in an account at JPMorgan Chase Bank (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to an Investment Management Trust Account Agreement between BBV and Trustee (the “Trust Agreement ”).  Upon consummation of the Merger and notice thereof to the Trustee, the Trustee shall release as promptly as practicable to BBV or such other parties as may be designated pursuant to the Trust Agreement the funds, if any, held in the Trust Account and, after deducting any funds paid to stockholders of BBV holding shares of BBV Common Stock sold in BBV’s initial public offering who shall have voted against the Merger and demanded that BBV convert their shares of BBV Common Stock into cash pursuant to the Articles of Incorporation and payment of, or reservation of payment for: (a) any taxes then due and owing, (b) any amounts due and owing to Centurion Credit Funding LLC, Whitestar LLC, Victory Park Credit Opportunities Master Fund, Ltd. or any other stockholders of BBV whose Common Stock was repurchased by BBV pursuant to those certain stock purchase agreement by and between such party, BBV, Migami and John Park dated February 8, 2010 (collectively, the “Stock Purchase Agreements”) and that certain escrow agreement by and between BBV, Migami, Centurion Credit Funding LLC, Whitestar LLC, Victory Park Credit Opportunities Master Fund, Ltd., John Park and Ellenoff Grossman & Schole LLP as escrow agent dated February 8, 2010 (the “Escrow Agreement”), (c) any deferred underwriting compensation to Ladenburg Thalmann & Co. Inc. and Chardan Capital Markets, LLC, as set forth in Section 3.22 of BBV Disclosure Schedules, (d) any reasonable fees and expenses payable to BBV’s attorneys, accountants and other advisors, (e) transactional fees and expenses including without limitation printer fees and proxy solicitation fees, and (f) the conversion consideration, such funds will be free of any Encumbrances whatsoever, and will be available for use in the businesses of BBV and Migami Sub (collectively, the “Trust Distribution”). Immediately following the Trust Distribution the Trust Account will terminate in accordance with the terms of the Trust Agreement.

3.23         Intellectual Property.  BBV and BBV Sub do not own, license or otherwise have any right, title or interest in any Intellectual Property.

3.24         Real Property.  Other than as set forth in public filings of BBV made with the SEC, BBV and BBV Sub do not own or lease any real property, and have no commitments or obligations to purchase or lease real property either prior to or after the Effective Time.

3.25         Environmental Matters.  Except for such matters that are not reasonably expected to have a Material Adverse Effect, BBV and BBV Sub: (i) have, to the Knowledge of BBV, complied with all applicable Environmental Laws; (ii) have not received any notice, demand, letter, claim or request for information alleging that BBV or BBV Sub may be in violation of or liable under any Environmental Law; and (iii) are not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

3.26         Insurance.  Section 3.26 of BBV Disclosure Schedules sets forth a correct and complete list of all material insurance policies issued in favor of BBV, or pursuant to which BBV is a named insured or otherwise a beneficiary.  With respect to each such insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) BBV is not in any material respect, in breach of or default under, and BBV has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

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3.27         Bankruptcy.  Neither BBV, BBV Sub nor any Affiliate thereof has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

3.28         OTCBB Quotation.  The BBV Common Stock, Units and Warrants are quoted on the Over the Counter Bulletin Board (the “OTCBB”).  There is no action or proceeding pending or, to BBV’s Knowledge, threatened against BBV by the OTCBB with respect to any intention by such entity to prohibit or terminate the quotation of BBV Common Stock, Units or Warrants on the OTCBB.

3.29         Registration of BBV Common Stock, Units and Warrants.  The BBV Common Stock, Units and the Warrants are registered pursuant to Section 12(g) of the Exchange Act, and BBV has taken no action designed to, or which is likely to have the effect of, terminating the registration of BBV Common Stock, Units or Warrants under the Exchange Act nor has BBV received any notification that the SEC is contemplating terminating such registration.  BBV is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements.

3.30         Foreign Private Issuer.  BBV is, and has been since August 12, 2008, a “foreign private issuer” as defined under Rule 3b-4(c) promulgated under the Exchange Act.

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3.31         BBV Sub.

(a)           All the outstanding shares of common stock in BBV Sub have been validly issued and are fully paid and non-assessable and owned by BBV, free and clear of all Encumbrances.

(b)           Except for 100% of the common stock of BBV Sub, BBV does not as of the date hereof own, or will not, as of the Closing own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c)           Since the date of its formation, BBV Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder.  BBV Sub was incorporated solely for the consummation of the transactions contemplated hereby.

ARTICLE IV

COVENANTS

            4.1           Conduct of Business of Migami.  Unless BBV shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Migami Disclosure Schedules:

(a)           Migami, Migami Sub and the Subsidiaries shall conduct their respective business, in all material respects, in the ordinary course of business consistent with past practice (it being agreed that Migami, Migami Sub or any Subsidiary may acquire technologies to add to Migami’s business);

(b)           Migami and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets;

(c)           Migami and the Subsidiaries shall use commercially reasonable efforts to continue to maintain, in all material respects, its respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and

(d)           Migami and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to conduct its business in compliance with applicable Laws in all material respects, and to preserve intact the business organization of Migami and the Subsidiaries.

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4.2         Access and Information; Confidentiality.

(a)           Between the date of this Agreement and the Effective Time, each Party shall give, and shall direct its accountants and legal counsel to give, the other Party and its Representatives (as defined herein), at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such Party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other Party prior to the date hereof) and instruct such Party’s Representatives to cooperate with the requesting Party in its investigation (including by reading available independent public accountant’s work papers) and to provide a copy of, or make available, each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Party providing such information.  Neither BBV nor any of its officers, employees or Representatives, shall conduct any environmental testing or sampling on any of the business or property sites of Migami or its Subsidiaries without the prior written consent of Migami, which consent shall not be unreasonably withheld.  BBV agrees to indemnify and hold Migami and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any BBV Representative and any loss, damage to or destruction of any property owned by Migami or its Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of BBV’s Representatives (and not resulting from the gross negligence or willful misconduct of Migami, its Subsidiaries or their respective directors, managers, officers, employees and agents) during any visit to the business or property sites of Migami or its Subsidiaries prior to the completion of the Merger, whether pursuant to this Section 4.2 or otherwise.  Migami agrees to indemnify and hold BBV and BBV Sub harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Migami Representative and any loss, damage to or destruction of any property owned by BBV, BBV Sub or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly (and not resulting from the gross negligence or willful misconduct of BBV, BBV Sub or their respective directors, officers, employees, special advisors and agents) from the action or inaction of any of Migami’s Representatives during any visit to the business or property sites of BBV or BBV Sub prior to the completion of the Merger, whether pursuant to this Section 4.2 or otherwise.

(b)           All information obtained by Migami, on the one hand, and BBV or BBV Sub, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to that certain Mutual Non-Disclosure Agreement and Waiver, dated February 13, 2009, between BBV and Migami (the “NDA“).  The Parties acknowledge and agree that the provisions, terms, conditions, restrictions and limitations of the NDA: (i) shall continue in full force and effect notwithstanding the execution of this Agreement and (ii) are fully incorporated into and made a part of this Agreement as if fully set forth herein.

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4.3         No Solicitation.

(a)           It is specifically agreed that the terms and provisions of this Section 4.3 shall only become effective and be binding upon the fulfillment of Migami of its obligation to deposit or cause to be deposited an amount equal to $550,000 into escrow pursuant to the terms of that certain Stock Purchase Agreement, February 20, 2010, among the Company, Centurion Credit Funding LLC and, solely for the purposes of Sections 7(a) and (b) and Section 8(a) thereof, John Park and Migami by the date specified in such agreement or as may otherwise be agreed to by Centurion Credit Funding LLC.

(b)           For purposes of this Agreement, “Acquisition Proposal“ means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving BBV, BBV Sub, Migami Sub, Migami or any Subsidiary on the one hand and any third party on the other hand or acquisition or purchase of assets of or by Migami, any Subsidiary, BBV or BBV Sub.  Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer made or received by BBV, BBV Sub, Migami Sub, Migami or any Subsidiary or any indication of interest in same by BBV, BBV Sub, Migami Sub, Migami or any Subsidiary to any third party at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with BBV, BBV Sub, Migami Sub, Migami or any Subsidiary or any of their respective Affiliates.

(c)           In order to induce Migami and BBV to continue to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until February 13, 2011 (or the Effective Time, whichever is earlier) , none of Migami, any Subsidiary or BBV or BBV Sub shall (unless otherwise required by applicable Law), directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person (collectively, the “Representatives“) to: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding Migami or any Subsidiary, BBV or BBV Sub or the Merger to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person or group with respect to, or which could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Migami or BBV, the approval of this Agreement or the Merger or the recommendation by the Board of Directors of Migami or BBV that its respective stockholders adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality agreement to which Migami or any Subsidiary or BBV or BBV Sub is a party (except as may be permitted pursuant to the NDA).  Without limiting the foregoing, each Party agrees it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party.  Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

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(d)           Each Party shall notify the other Party hereto promptly (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives of: (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information.  Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information.  From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4         Stockholder Litigation.  BBV shall give Migami the opportunity to participate in, subject to a customary joint-defense agreement, any stockholder litigation against BBV, its managers, directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without BBV’s consent.

4.5         Conduct of Business of BBV.  Unless Migami shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement:

(a)           BBV and BBV Sub shall conduct their respective business in, and shall not take any action other than in accordance with this Agreement and in the furtherance of the consummation of the Merger and of BBV and BBV Sub’s obligations under this Agreement;

(b)           BBV and BBV Sub shall use commercially reasonable efforts to continue to maintain, in all material respects, their respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and

(c)           BBV and BBV Sub shall use commercially reasonable efforts consistent with the foregoing to conduct the business of BBV and BBV Sub in compliance with the BBV Organizational Documents and BBV Sub Organizational Documents, respectively, and all applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by BBV pursuant to the Securities Act and the Exchange Act, and to preserve intact the business organization of BBV.

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4.6         Market Standoff Agreement.  Migami and its Affiliates shall have the right to participate on an equal basis with the current and former officers and directors of BBV with respect to any transactions in which such Persons acquire any securities of BBV; provided, that all such Persons shall vote any shares of BBV Common Stock or Warrants acquired in such transactions in favor of the Proxy Matters.

4.7         Merger Consideration Lock Up.  Migami hereby agrees that, for a period of twelve (12) months from the Effective Time (the “Lock-up Period”) , it shall not, directly or indirectly, offer, sell, agree to sell, grant any option with respect to, pledge or otherwise dispose of all or any portion the shares representing the Merger Consideration.

4.8         Tag Along.  Migami hereby agrees that, for a period of one (1) year following the termination of the Lock-up Period, if Migami is able to definitively negotiate the private sale of any shares of BBV then, prior to consummating such a sale, Migami will offer the right to the Sellers (as defined below) to participate in such sale such that for each share of BBV that Migami sells, the Sellers shall have the right to sell one share of BBV upon the same terms and conditions as Migami.  Sellers shall mean those individuals and entities named as Sellers in that certain Option Agreement, dated as of December 7, 2009, by and among Vision Fair Limited, the Company, Eric Zachs, Robert Lee and the sellers named therein.

4.9         Tax Indemnification of BBV by Migami.  Migami hereby agrees to indemnify and hold harmless BBV and the Surviving Corporation and their Affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees (collectively, the “Indemnitees”) , against and in respect of any and all loss, payments, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) incurred or sustained by any Indemnitee relating to Taxes that were required to have been paid by or were accrued against Migami prior to the date hereof.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1         Notification of Certain Matters.  Each of BBV and Migami shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger or as a result of the transactions contemplated hereby) or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger or as a result of the transactions contemplated hereby); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of Migami or BBV, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of Migami or BBV, as applicable, or any of their Affiliates with respect to the consummation of the Merger.  No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.2         Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and the Proxy Statement (including the receipt of all authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (collectively, the “Requisite Regulatory Approvals“), and the satisfaction, but not the waiver, of the closing conditions set forth in Article VI), and to comply promptly with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)           BBV, BBV Sub, Migami and each Subsidiary will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith: (i) to submit any necessary filings, amendments or revisions to any required Governmental Authority or other third party in connection with the transactions contemplated hereby, and (ii) to promptly submit and make other applications, notices and submissions (or amendments to any of the foregoing previously submitted) with any Governmental Authority or other third party which must be filed in order for Migami to obtain all Consents which must be obtained prior to the Effective Time in order for Migami and the Subsidiaries to operate their respective business as currently operated and currently intended by the Parties to be operated following the Closing, it being agreed that Migami shall be solely responsible for the submission of all such applications, notices and submissions.  All such filings shall be made, if not already made, as promptly as practicable and BBV shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by Migami in connection with such Consents.

(c)           In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, BBV and Migami shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

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(d)           In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, BBV and Migami shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)           Notwithstanding anything herein to the contrary, neither BBV nor Migami shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect of either Party or (ii) BBV, BBV Sub, Migami Sub or Migami having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

5.3         Public Announcements.  BBV and Migami agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their Affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either BBV or Migami or their Representatives may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by BBV or Migami in compliance with this Agreement.

5.4         Public Filings.  The Parties shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable Blue Sky laws and the rules and regulations thereunder, including filing a Report on Form 6-K by BBV pursuant to the Exchange Act to report the execution of this Agreement.  No filing with respect to the Merger and the transactions contemplated thereby, and no amendment or supplement to such filings, shall be made without the prior written approval of Migami, which approval shall not be unreasonably withheld, delayed or conditioned.  If at any time prior to the Effective Time, any information relating to BBV or Migami, or any of their respective Affiliates, officers or directors, should be discovered by BBV or Migami that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders and warrantholders (if applicable) of BBV.

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5.5         Reservation of Stock.  BBV hereby agrees there shall be, or BBV shall cause to be, reserved for issuance and delivery such number of shares of BBV Common Stock as shall be required for issuance and delivery of the Merger Consideration.  BBV covenants it will authorize or cause to be authorized such number of shares of BBV Common Stock as shall be sufficient to issue the Merger Consideration.

5.6          BBV Stockholder Meeting and Warrantholder Meeting; Proxy.  As promptly as practicable following the execution of this Agreement (but in no event prior to BBV’s receipt of the Final Migami Financials, which shall be included in the Proxy Statement), BBV, acting through its Board of Directors, shall, in accordance with applicable Law:

(a)           duly call, give notice of, convene and hold a special meeting of the stockholders of BBV (the “BBV Stockholder Meeting“) for the purposes of considering and taking action upon:

(i)           the approval of the Merger, including the issuance of the Merger Consideration;

(ii)          the election of certain individuals as directors of BBV as described in the Proxy Statement;

(iii)         an amendment to the Articles of Incorporation in order to affect: (A) a removal of all special purpose acquisition company provisions contained therein, (B) a change of BBV’s corporate name to a name designated by Migami and (C) such other amendments as may be agreed upon by BBV and Migami (the “BBV Amended and Restated Articles“ and such proposals, collectively, the “Stockholder Matters“);

(iv)         such other proposals as are customary for transactions of this kind as to be agreed upon prior to Closing; and

(b)           duly call, give notice of, convene and hold a special meeting of the warrantholders of BBV (the “Warrantholder Meeting“) for the purposes of considering certain amendments to the terms of the Warrant Agreement dated February 13, 2008, by and between BBV and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement“), covering all of the Warrants, which must be approved by a majority in interest of the Warrants (the “Required Warrantholder Vote“), to allow each holder of Warrants to: (i) elect to receive $0.50 (or such other amount as may be agreed by the Parties prior to Closing) in cash per Warrant upon the consummation of the Merger or increase the Warrants strike price to such amount as may be agreed by the Parties prior to Closing, in each case for all or a pro-rata portion of the outstanding Warrants or (ii) continue to hold the Warrants on amended terms as described in the Proxy Statement (the “Warrant Restructure.“ Such proposal for the Warrant Restructure is referred to herein as the “Warrantholder Proposal“ and the Warrantholder Proposal is collectively referred to herein with the Stockholder Matters as the “Proxy Matters.“).  The terms of any amendment to the Warrant Agreement to allow for the Warrant Restructure must be mutually agreeable to BBV and Migami.  BBV shall cause its investment bankers listed on Section 3.20 of BBV Disclosure Schedule to keep Migami regularly apprised of the status of the negotiations with respect to the Warrant Restructure and any expected or anticipated terms and conditions of the Warrant Restructure;

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(c)           (i) use commercially reasonable efforts to solicit the approvals required by the stockholders and warrantholders of BBV and (ii) include in a  proxy information statement to be prepared by BBV to solicit the votes of BBV’s stockholders and warrantholders (such proxy information statement, the “Proxy Statement“): (A) the recommendation of the Board of Directors of BBV that the stockholders and warrantholders of BBV vote in favor of all Proxy Matters and (B) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, BBV may adjourn or postpone the BBV Stockholder Meeting or Warrantholder Meeting as and to the extent required by applicable Law.  BBV shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders and warrantholders as promptly as practicable after the date hereof (it being agreed that such Proxy Statement shall not be subject to review by the SEC as BBV is a “foreign private issuer” as defined in the Securities Act).  Migami shall make its directors, officers, employees and consultants available to BBV and its counsel in connection with the drafting of the Proxy Statement.  If, prior to the Effective Time, any event occurs with respect to Migami, or any change occurs with respect to other information supplied by Migami or inclusion in the Proxy Statement, Migami shall promptly notify BBV of such event, and Migami and BBV shall cooperate in the prompt preparation and distribution of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to BBV’s stockholders and warrantholders; and

(d)           promptly transmit any amendment or supplement to its stockholders or warrantholders, if at any time prior to the BBV Stockholder Meeting or Warrantholder Meeting, respectively, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

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5.7         Directors and Officers of BBV.

(a)           Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in Section 5.7 of BBV Disclosure Schedules are elected to the positions of officers of BBV effective immediately after the Closing.

(b)           Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in the Proxy Statement are elected to the positions of directors of BBV effective immediately after the Closing.

5.8         Hart-Scott-Rodino Filing.  If required pursuant to the Hart-Scott-Rodino Act, as promptly as practicable after the date of this Agreement, BBV and Migami shall each prepare and file the notifications required of them thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of them by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities.  BBV and Migami shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  BBV and Migami shall split equally all filing fees relating to such filing.

5.9         Use and Disbursement of Trust Account.  BBV shall use commercially reasonable efforts to maximize the amount remaining in the Trust Account at Closing after payment in full of any Taxes then due and owing, any amounts due pursuant to the Stock Purchase Agreements and/or Escrow Agreement, the deferred underwriting fee owed to Ladenburg Thalmann & Co. Inc. and Chardan Capital Markets, LLC as set forth in Section 3.20 of BBV Disclosure Schedules, any reasonable fees and expenses payable to BBV’s attorneys, accountants and other advisors, any amounts paid or payable to BBV stockholders, warrantholders or unit holders for repurchase, redemption, exchange or conversion of their BBV Common Stock or Units or repurchase, redemption, restructure, exchange or conversion of their Warrants (including the Warrant Redemption), and any other of BBV’s, Migami’s or Migami Sub’s reasonable unpaid costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby, including, without limitation any due diligence expenses incurred.

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5.10        Tax Treatment.  The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger as a Tax-free transaction for federal income Tax purposes. Each of the Parties shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and will not take any action inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code.  Migami and BBV shall treat the Merger Consideration received in the Merger as property permitted to be received by Section 354 of the Code without the recognition of gain.  Each of Migami and BBV covenants and agrees to use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger as a reorganization as described in this Section 5.10, and none of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).  Each of Migami and BBV agree that if such Party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other Party in writing of such fact or circumstance.  Each of Migami and BBV will comply with all reporting and record-keeping obligations set forth in the Code and the Department of Treasury regulations that are consistent with the Merger qualifying as a “reorganization” under the provisions of Section 368(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status.  The Parties acknowledge and agree that each: (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

ARTICLE VI

CONDITIONS

6.1         Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a)           BBV Stockholder Approval.

(i)           The Required BBV Vote with respect to the Stockholder Matters as set forth in the Proxy Statement shall have been obtained in accordance with the Laws of the Republic of the Marshall Islands, and

(ii)          The stockholders of BBV holding thirty percent (30%) or more of the shares of BBV Common Stock sold in BBV’s initial public offering on a cumulative basis shall not have (a) voted against the proposal to extend the Company’s existence at a special meeting of BBV stockholders held on February 12, 2010 and exercised their right to convert such BBV Common Stock or (b) voted against the Merger, and in connection with such vote against in the case of either (a) or (b), exercised their redemption rights under BBV’s Articles of Incorporation, as amended, to convert their shares of BBV Common Stock into their pro rata portion of the Trust Account.

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(b)           Warrantholder Proposal and Warrant Restructure.  BBV shall have received the Required Warrantholder Vote to allow for the amendment of the Warrant Agreement to reflect the Warrant Restructure.

(c)           Antitrust Laws.  If applicable, the required waiting period (and any extension thereof) under any Antitrust Laws, if any, shall have expired or been terminated.

(d)           Requisite Regulatory Approvals and Consents.  The Requisite Regulatory Approvals and all Consents from third parties required in connection with the transactions contemplated by this Agreement shall have been obtained or made.

(e)           No Law or Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(f)           Updating of Disclosure Schedules.  Final versions of BBV Disclosure Schedules and Migami Disclosure Schedules shall have been delivered by the appropriate Party to the other Parties hereto and such schedules shall have been certified as the final, true, correct and complete schedules of such Party.

(g)           Litigation.  There shall be no pending Action against any Party or any of its Affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any Party or any of their Affiliates not disclosed on any Disclosure Schedule hereto, with respect to the consummation of the Merger or the transactions contemplated thereby which could reasonably be expected to have a Material Adverse Effect.

(h)           Amended and Restated Bylaws.  BBV’s Board of Directors shall have amended and restated the bylaws of BBV to a customary form of bylaws acceptable to Migami.

(i)           Listing on OTCBB.  The BBV Common Stock and Warrants shall remain quoted on the OTCBB or listed on a national exchange as of the Closing Date.

6.2           Conditions to Obligations of BBV.  The obligations of BBV and BBV Sub to consummate the Merger are subject to the satisfaction or waiver by BBV, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Migami and Migami Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)           Agreements and Covenants.  Migami and Migami Sub shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

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(c)           Officer Certificate.  Migami shall have delivered to BBV a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Migami, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), (b) and (e).

(d)           Secretary’s Certificate.  Migami shall have delivered to BBV a true copy of the resolutions of the Board of Directors of Migami authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Migami or similar officer.

(e)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Migami’s or its Subsidiaries’ business since the date of this Agreement.

(f)           Legal Opinion.  BBV shall have received an opinion of Migami’s counsel, Ellenoff Grossman & Schole LLP, in form and substance to be agreed upon by the Parties and their respective counsel, addressed to BBV, and dated as of the Closing Date.

(g)           Fairness Opinion.  BBV shall have received a fairness opinion from Caris & Company, Inc. in a form reasonably acceptable to BBV, stating the Merger Consideration to be paid by BBV is fair, from a financial point of view, to the stockholders of Migami.

6.3           Conditions to Obligations of Migami.  The obligations of Migami and Migami Sub to consummate the Merger are subject to the satisfaction or waiver by Migami, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of BBV and BBV Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)           Agreements and Covenants.  Each of BBV and BBV Sub shall have performed, in all material respects, their respective obligations and complied with, in all material respects, their respective agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Directors of BBV of those persons currently on the Board of Directors of BBV who are not named as directors following the Effective Time in the Proxy Statement.

(c)           Officer Certificate.  BBV shall have delivered to Migami a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of BBV, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), (b) and (e).

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(d)           Secretary’s Certificate.  BBV shall have delivered to Migami a true copy of the resolutions of the Board of Directors of BBV authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of BBV or similar officer.

(e)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to BBV’s business since the date of this Agreement.

(f)           Legal Opinion.  Migami shall have received opinions of BBV’s and BBV Subs’ counsel, Loeb & Loeb LLP, in form and substance to be agreed upon by the Parties and their respective counsel, addressed to Migami, and dated as of the Closing Date.

(g)           Intentionally Omitted.

(h)           Termination of BBV Affiliate Transactions.  Except as set forth on Section 6.3(h) of BBV Disclosure Schedules, BBV shall have terminated all contracts and arrangements related to BBV Affiliate Transactions.

(i)           Resignation of BBV Officers and Directors.  Except for those executive officers and directors continuing in their capacities after the Effective Time as set forth in the Proxy Statement, each executive officer and director of BBV shall have tendered his or her resignation effective as of the Effective Time.

(j)           No Change in BBV Capitalization.  Except for: (i) any change in the outstanding number of Warrants resulting from the Warrant Restructure, if any, (ii) any change in the outstanding number of shares of BBV Common Stock or Warrants resulting from any repurchase, redemption, restructure, exchange or conversion of BBV Common Stock and/or Warrants by BBV as contemplated herein and in the Proxy Statement, (iii) any issuances of BBV Common Stock pursuant to the Stock Purchase Agreements and/or Escrow Agreement, (iv) any issuances of BBV Common Stock to Bulldog Investors pursuant to that certain Purchase Agreement by and between Bulldog Investors, Centurion Credit Funding LLC and Migami dated February 9, 2010, and (v) the transaction contemplated hereby, by the buyout or otherwise disclosed in the Proxy Statement, there shall have been no change in the number of authorized, issued and outstanding BBV Common Stock, Warrants and Units from the date of this Agreement until Closing.

(k)           BBV Financials.  BBV shall have filed with the SEC all financial statements that are required pursuant to Regulation S-X and the General Rules and Regulations of the Exchange Act.

(l)           Amendment to Registration Rights Agreement.  The Registration Rights Agreement, dated February 13, 2008 by and between BBV and the other parties thereto (the “Registration Rights Agreement”) shall have been amended to: (i) add Vision Fair Ltd., as the holder of 1,873,684 founder warrants purchased in a private placement at the time of BBV’s initial public offering (as described in the Prospectus) and 293,750 shares of BBV Common Stock and (ii) provide that Vision Fair Ltd. will have one (1) demand and unlimited “piggy-back” registrations with respect to the registrable securities covered by the Registration Rights Agreement.

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6.4           Frustration of Conditions.  Notwithstanding anything contained herein to the contrary, neither BBV nor Migami may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the action or inaction of such Party or its Affiliates.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1           Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of BBV and the stockholders of Migami, as follows:

(a)           by mutual written consent of Migami and BBV, as duly authorized by the Board of Directors of BBV and the Board of Directors of Migami;

(b)           by written notice by either BBV or Migami if the Closing conditions set forth in Section 6.1 have not been satisfied by Migami or BBV, as the case may be (or waived by BBV or Migami as the case may be) by April 19, 2010.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or inaction is the primary cause of, or resulted in, any such condition set forth in Section 6.1 to fail to be fulfilled;

(c)           by written notice by either BBV or Migami, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and non-appealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d)           by written notice by BBV, if: (i) (A) subject to updating of the Migami Disclosure Schedules as provided for herein, there has been a breach by Migami or Migami Sub of any of its material representations, warranties, covenants or agreements contained in this Agreement, or (B) if Centurion Credit Funding LLC exercises its right, upon breach by Migami of its payment obligations under the Stock Purchase Agreements, to cause BBV to repurchase the shares of BBV Common Stock owned by Centurion Credit Funding LLC, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within ten (10) days of notice of such breach or inaccuracy;

(e)           by written notice by Migami, if: (i) there has been a breach by BBV or BBV Sub of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of BBV or BBV Sub shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within ten (10) days of notice of such breach or inaccuracy;

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(f)           by written notice by BBV if the Closing conditions set forth in Section 6.2, other than Sections 6.2(a) and 6.2(b) (which are addressed by Section 7.1(d)), have not been satisfied by Migami (or waived by BBV) by February 8, 2011. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(f) shall not be available to BBV if BBV is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.2 to not be satisfied; or

(g)           by written notice by Migami if the Closing conditions set forth in Section 6.3, other than Sections 6.3(a) and 6.3(b) (which are addressed by Section 7.1(e)), have not been satisfied by BBV (or waived by Migami) by April 19, 2010.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Migami if Migami is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.3 to not be satisfied.

(h)           by written notice by BBV if there has been a Material (as defined below) change in the Final Migami Disclosure Schedules from the Initial Migami Disclosure Schedules.

(i)           by written notice by BBV if there has been a Material (as defined below) change in the Final Migami Financials from the Initial Migami Financials.

For purposes of BBV being able to exercise its termination rights under Sections 7.1(h) and (i) of this Agreement, the term “Material”) shall specifically mean the disclosure of any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Migami and its Subsidiaries, taken as a whole.

7.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Section 4.2(c), this Section 7.2 and in Section 7.3 and (ii) nothing herein shall relieve any Party from liability for any gross negligence, willful misconduct or fraud prior to termination.  Without limiting the foregoing, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.  This Section 7.2 and Section 7.3 shall survive the termination of this Agreement.

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7.3           Fees and Expenses.  Except as otherwise set forth in this Agreement, all Expenses (as defined herein) incurred in connection with this Agreement and the transactions contemplated hereby, if accrued prior to January 1, 2010 shall be paid by the Party incurring such Expenses, whether or not the Merger or any other related transaction is consummated. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby incurred on or after January 1, 2010 shall be paid by Migami, whether or not the Merger or any other related transaction is consummated. Upon the Closing, Migami shall pay for any unpaid Expenses incurred by Migami, Migami Sub, BBV and BBV Sub accrued after January 1, 2010 in connection with the Merger. Migami shall promptly pay its Expense obligations under this Section 7.3 either by advancing them directly to the relevant payment obligees or by paying such Expenses on an ongoing basis. If the Merger does not close, Migami will pay all Expenses within 15 business days of the termination of this Agreement.  Each Party shall, upon the request of the other Party, disclose the costs that such Party has incurred or anticipates to incur with respect to the Merger and the transactions contemplated herein.  As used in this Agreement, “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement, the solicitation of the Required BBV Vote and all other matters related to the consummation of the Merger, including, for avoidance of doubt, payments to Centurion Credit Funding LLC, Whitestar LLC, Victory Park Credit Opportunities Master Fund, Ltd. (c/o Victory Park Capital Advisors, LLC) and  Victory Park Special Situations Master Fund, Ltd. (c/o Victory Park Capital Advisors, LLC) on a pro rata basis for the payment or repayment of all costs, fees, expenses, indemnities, principal, interest, and all other sums of any nature whatsoever owed by John Park, Migami or the Company pursuant to that certain Stock Purchase Agreements made as of the 8th day of February, 2010 among the Company, Migami and Centurion Credit Funding LLC, Whitestar LLC, Victory Park Credit Opportunities Master Fund, Ltd. and  Victory Park Special Situations Master Fund, Ltd.

7.4           Amendment.  This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

7.5           Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion: (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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ARTICLE VIII

TRUST FUND WAIVER

8.1           Trust Account Waiver.  Reference is made to the final prospectus of BBV, dated February 8, 2008 (the “Prospectus“).  Migami understands that, except for a portion of the interest earned on the amounts held in the Trust Account, BBV may disburse monies from the Trust Account only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of BBV, (b) to BBV and the underwriters listed in the Prospectus (with respect to such underwriters’ deferred underwriting compensation only) after BBV consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which BBV completes a business combination.  Migami and Migami Sub agree that each of Migami and Migami Sub does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Account or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Migami and Migami Sub, on the one hand, and BBV and/or BBV Sub, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.  Migami and Migami Sub each hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Account for any reason whatsoever in respect thereof.  To the extent Migami (or Migami Sub) commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to BBV or BBV Sub, which proceeding seeks, in whole or in part, monetary relief against BBV or BBV Sub, Migami and Migami Sub each hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Migami, or Migami Sub, (or any party claiming on Migami’s or Migami Sub’s behalf or in lieu of Migami or Migami Sub) to have any claim against the Trust Account or any amounts contained therein.  This Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

ARTICLE IX

MISCELLANEOUS

9.1           Survival.  Any covenant that by its terms contemplates performance after the Effective Time shall survive beyond the Closing Date, and the representations and warranties contained herein shall survive for a period of one year from the Closing Date.

9.2           Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day (as defined herein) when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)            if to Migami or Migami Sub, to:

Migami, Inc.
6320 Canoga Ave., Suite 1430
Woodland Hills, California 91367
Attention:  John Park
Facsimile: (818) 346-6307

with a copy to (but which shall not constitute notice to Migami):

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Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention:  Barry I. Grossman, Esq.
Facsimile: (212) 370-7889

(ii)          if to BBV or BBV Sub, to:

BBV VIETNAM S.E.A. ACQUISITION CORP.
61 Hue Lane, Hai Ba Trung District
Hanoi, Vietnam
Attention: Eric M. Zachs or Nguyen Thi Quynh Anh
Fax Number: 84-497-64118

with a copy to (but which shall not constitute notice to BBV or BBV Sub):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention:  Mitchell Nussbaum, Esq.
Facsimile: (212) 407-4990

9.3          Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void.

9.4          Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York.  The Parties hereby: (a) submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  Each of the Parties agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.  Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party.  Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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9.5           Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties: (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6           Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one (1) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7           Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (a) the term “Person“ shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (b) unless otherwise specified herein, the term “Affiliate,” with respect to any Person, shall mean and include any Person or Persons, directly or indirectly, through one (1) or more intermediaries controlling, controlled by or under common control with such Person, (c) the term “Knowledge,” when used with respect to the referenced Person, shall mean the actual knowledge, after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties and (d) the term “Business Day“ means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8           Entire Agreement.  This Agreement and the agreements, documents or instruments referred to herein, including any exhibits and schedules attached hereto and the disclosure schedules referred to herein, which exhibits, schedules and disclosure schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement and such other agreements supersede all prior agreements and understandings among the Parties with respect to such subject matter.

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9.9           Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.10         Specific Performance.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by any Party in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VII, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, whether at law or in equity.

9.11        Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a Party.

9.12        Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Merger Agreement and Plan of Reorganization to be signed and delivered by their respective duly authorized officers as of the date first above written.

BBV VIETNAM S.E.A. ACQUISITION CORPORATION

By:	/s/ Eric Zachs
Name: Eric Zachs
Title: President

BBV SUB, INC.

By:	/s/ Eric Zachs
Name: Eric Zachs
Title: President

MIGAMI, INC.

By:	/s/ John Park
Name: John Park
Title: Chief Executive Officer

PHARMANITE, INC.

By:	/s/ John Park
Name: John Park
Title: Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT AND PLAN OF
REORGANIZATION]